UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2009

American Medical Alert Corp.
(Exact name of registrant as specified in its charter)

New York	333-54992	11-2571221
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3265 Lawson Boulevard, Oceanside, New York	11572
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (516) 536-5850

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement of communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The information disclosed under Item 5.02(e) is incorporated herein by reference.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)           On June 25, 2009, American Medical Alert Corp. (the “Company” or “we”) entered into an employment agreement with Randi Baldwin (the “2009 Baldwin Agreement”), under which Ms. Baldwin’s employment will be continued for a term of three years, commencing as of July 1, 2009.  The 2009 Baldwin Agreement supersedes the previously disclosed employment agreement between Ms. Baldwin and the Company, dated November 15, 2006, which would have expired on October 31, 2009, as of such effective date.  Ms. Baldwin will continue in her current role as the Company’s Senior Vice President, Marketing and Program Development.

The 2009 Baldwin Agreement provides for the following base salary amounts:

•	$170,000 per annum, for the period beginning July 1, 2009 and ending June 30, 2010;

•	$180,000 per annum, for the period beginning July 1, 2010 and ending June 30, 2011; and

•	$190,000 per annum, for the period beginning July 1, 2011 and ending June 30, 2012.

Ms. Baldwin is also eligible for bonus payments which may be awarded by the Board of Directors of the Company in its sole discretion.  The 2009 Baldwin Agreement also provides for a monthly automobile stipend in the amount of $800.

Pursuant to the 2009 Baldwin Agreement, Ms. Baldwin was granted on June 25, 2009, subject to the terms of the Company's 2000 Stock Option Plan and the applicable stock option agreement under such plan, options to purchase 4,000 shares of the Company’s common stock, vesting on July 1, 2009, options to purchase 5,000 shares of the Company’s common stock, vesting on July 1, 2010, and options to purchase 6,000 shares of the Company’s common stock, vesting on July 1, 2011.  These stock options are exercisable for a five year term from the date of grant, and have an exercise price equal to $5.72, the fair market value of the Company’s common stock on the date of grant, as determined in accordance with the 2000 Stock Option Plan.  Vesting is dependent on continued employment on the vesting date, as provided under the 2000 Stock Option Plan.

The 2009 Baldwin Agreement is terminable by the Company upon certain specified events constituting Cause (as defined in the 2009 Baldwin Agreement) without payment of severance.  The 2009 Baldwin Agreement is also terminable by the Company without Cause and in certain circumstances upon a Change in Control (as defined in the 2009 Baldwin Agreement), in which case Ms. Baldwin is entitled to receive certain severance and benefits related payments, as described below.

Under the 2009 Baldwin Agreement, in the event Ms. Baldwin is terminated without Cause, and, in the event that we do not offer Ms. Baldwin to enter into a written employment agreement with terms and conditions no less favorable than substantially the same terms and conditions as the 2009 Baldwin Agreement to begin immediately following the expiration of such agreement, Ms. Baldwin will receive payment of base salary, based on the then applicable salary level, for a period of twelve (12) months from the date of termination or expiration of her current employment agreement, as applicable.

In the event of Ms. Baldwin’s death during the term of the 2009 Baldwin Agreement, Ms. Baldwin’s estate or such other person as she designated is entitled to receive her base salary for a period of one year from the date of her death.

In the event that Ms. Baldwin becomes disabled and is unable to perform her duties for a period of one hundred eighty (180) consecutive days or an aggregate of more than one hundred eighty (180) consecutive days in any 12 month period, we have the right to terminate the 2009 Baldwin Agreement after the expiration of such period.

In addition, under the 2009 Baldwin Agreement, in the event there is a Change in Control and Ms. Baldwin’s employment with us is terminated within 180 days following such Change in Control without Cause or through a constructive termination, then Ms. Baldwin is entitled to the greater of (i) an amount equal to the remainder of her salary otherwise payable through the expiration of the 2009 Baldwin Agreement (notwithstanding termination) or (ii) an amount equal to twelve (12) months of the salary in effect under that agreement at the time of such termination.  In such event, we are also required to pay all health insurance benefits otherwise payable to Ms. Baldwin be paid for the greater of the otherwise remaining term of the 2009 Baldwin Agreement (notwithstanding termination) or twelve (12) months.

The foregoing description is not complete and is qualified in its entirety to the Employment Agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by this reference.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Exhibit Name
10.1	Employment Agreement, dated as of July 1, 2009, between American Medical Alert Corp. and Randi Baldwin

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:      July 1, 2009

AMERICAN MEDICAL ALERT CORP.

By:	/s/ Jack Rhian
Name: Jack Rhian
Title: President and Chief Executive Officer